MEMORANDUM OF UNDERSTANDING

Dated the 15th day of September, 2012

Between:

QUADRISE CANADA CORPORATION., a body corporate having its head office in Calgary, Alberta (hereinafter referred to as "Quadrise Canada")

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Petrosonic Energy Inc a US public company incorporated in the State of Nevada, (hereinafter referred to as "Petrosonic")

WHEREAS:

A.          Quadrise Canada has the rights to a process concept for the production of a synthetic heavy hydrocarbon emulsion fuel oil (referred to as "SFOTM"), which concept includes, without limitation, technology and know-how for the raw material choice (including the specifications of the feedstock, water, chemicals and equipment which together produce SFOTM), processing, combustion knowledge, and the specifications of finished SFOTM (hereinafter the "Technology").

B.          Petrosonic is an energy company registered in the State of Nevada and is interested in developing projects located in Albania (the "Albanian Projects").

C.          Petrosonic and Quadrise Canada are interested in establishing a business arrangement to manufacture emulsion fuels for the Albanian Projects.

D.          The parties hereto desire to provide in this MOU for their respective rights and obligations in respect of the Albanian projects relating to (a) the grant by Quadrise Canada to Petrosonic of a license to use and combust SFOTM, (b) the manufacture of SFOTM to support Petrosonic’s business, (c) the delivery, operation and maintenance of an SMU (“Synthetic Fuel Manufacturing Unit”), as hereinafter defined, and (d) other general principles that will govern the relationship between the parties.

NOW THEREFORE Quadrise Canada and Petrosonic covenant and agree as follows:

1.	GRANT OF LICENSE: Subject to the terms contained herein, Quadrise Canada hereby grants to Petrosonic and its authorized agents the exclusive right to deploy and use the Technology and any improvements thereto for the purpose of producing SFOTM for the Albanian Projects and potential future Projects to be defined and located in Iraq. In addition Petrosonic and its authorised agents will be granted the same right in other jurisdictions it chooses to expand in the future, subject to Quadrise Canada’s ability to do so.

2.	FEEDSTOCK: Feedstock to the SMU which includes hydrocarbon material and water shall be supplied by Petrosonic. Petrosonic retains ownership of the feedstock at all times. Feedstock supplied to SMU shall be within the composition and capacity of the SMU, as determined by the QCC blend master.

3.	UNITS OF MEASUREMENT: The unit of measurement for hydrocarbons shall be barrels. Input to the SMU shall be measured in barrels of hydrocarbon feedstock. Output of the SMU shall be measured in barrels of SFOTM

4.	PROVISION OF MANUFACTURING PROCESS: Subject to the terms contained herein, Quadrise Canada shall manufacture sufficient quantities of, within the capacity of Quadrise Canada’s installed equipment, as established and approved by the parties from time to time. It will be agreed by the parties, prior to transporting and installing the equipment that it will be adequate to product SFOTM to meet the requirements and specifications of the Albanian Projects.

5.	CONTROL OF SFOTM PROCESS: The SFOTM process and operation of the SMU shall be under the control of a blend master designated solely by Quadrise Canada. The blend master shall train local skilled labour to operate the SFO for the long term projects, but for greater clarity, those trained individuals will always be under the direction of the blend master designated by Quadrise Canada.

6.	SFOTM MANUFACTURING UNIT: Quadrise Canada shall, on or before November 1, 2012, deliver to the Albanian Project site¸ at Petrosonic’ s sole cost and expense, a manufacturing unit capable of delivering 120 barrels of SFOTM per hour (the "SMU").. The SMU will consist of two skid units. The first unit (i.e. production unit) is rated for Class 1 Division 2 under the electrical code of Alberta and will be suitable for installation and operation in hazardous areas. The second unit (i.e. control unit), which is not classified, consists of motor controls and an office, and must be located outside hazardous areas.

Quadrise Canada shall retain ownership of the SMU and shall be responsible for its operation and maintenance. Until notified otherwise by Quadrise Canada, Mr. Patrick Brunelle of Quadrise Canada will be responsible for overseeing the operation and maintenance of the SMU during the Albanian Projects. In addition, Quadrise Canada will make the services of Mr. Patrick Brunelle, or other designates, available to Petrosonic for the purpose of assisting Petrosonic with the development of the Albanian Projects. Quadrise Canada has sole discretion with respect to designating the individual responsible for the operation and maintenance of the SMU.

7.	TRANSPORTATION AND INSTALLATION OF THE SMU: The SMU will be shipped from Kimberlina, California to Durres, Albania, as designated by Petrosonic. The installation and commissioning will be supervised by DenimoTech, (a subsidiary of Quadrise Canada), staff. DenimoTech staff at Petrosonic’s request will also assist or install the Petrosonic equipment. The cost of transportation shall be solely at Petrosonic’s expense. The cost of DenimoTech personel and other Quadrise Canada personnel shall be solely of Quadrise Canada.

8.	ALBANIAN PROJECTS: Petrosonic and Quadrise Canada will use their reasonable best efforts to commence burning SFOTM for the Albanian Projects by January 15, 2013. Except as provided herein, Petrosonic shall be responsible for the capital and operating costs directly associated with the Albanian Projects. The Albanian Projects shall operate for a testing period of up to three (3) consecutive months; during such period Petrosonic will use the Technology to assess its commercial viability. In making such assessment Petrosonic may assess a number of parameters, including: performance of combustion, and the quality of emissions to enable proper equipment design for long term projects.

9.	TRIAL AND TESTING PERIOD: Each of the Albanian and potential future Iraq projects and projects in other jurisdictions Petrosonic chooses to expand, may have a 3 month trial and testing period during which Colt and Akzo Nobel royalties are not payable. A Quadrise Canada blend master should be on site to ensure proper start-up of equipment. Albanian and potential Iraq projects operating for more than three (3) months are defined as long term projects and are subject to payment terms defined herein.

10.	COMMUNICATION AND KEY PERSONNEL: The key personnel for Quadrise Canada are:

1.	Business matters – Alfred Fischer 403-537-1819
2.	Technology, chemistry and equipment operations – Patrick Brunelle 403-537-1815
3.	Accounting, payment and invoices – Cathy Connolly – 403-471-7123

The key personnel for Petrosonic are:

1.	Business matters – Art Agolli – 403-708-7869
2.	Technology and Site operations - Art Agolli
3.	Accounting, payment and invoices – Art Agolli

11.	ACCESS; Subject to reasonable notice and first complying with Petrosonic’ s applicable environment, health, safety and other policies, Quadrise Canada, its contractors, agents and invitees, (“Quadrise Canada Personnel”) shall be permitted reasonable access, provided that such contractors, agents or invitees are accompanied at all times by a representative of Quadrise Canada, to the SMU, the feedstock preparation facilities, SFOTM storage and handling facilities, combustion facilities, flue gas treatment, by-product disposition facilities and any other facility impacted by use of the SFOTM, during the Albanian Projects and Iraq Projects and other projects for the purpose of confirming design and operating performance.

12.	LONG TERM ALBANIAN PROJECTS: The parties acknowledge that in anticipation of a Long term Project they have already discussed certain terms and that the terms for the Long Term Albanian Projects will include the following general arrangements, roles, responsibilities and undertakings:

(a)	Quadrise Canada will grant Petrosonic (and, if applicable its partners, co-ventures and agents in respect of a Long Term Project) a license to use and combust SFOTM for the Long Term Project for the total consideration of $10.00. This license will describe the roles and responsibilities of Quadrise Canada, Petrosonic, and, if applicable, Petrosonic’s partners, co-ventures and agents.

(b)	The parties will prepare a master service agreement between Petrosonic and Quadrise Canada that outlines the terms and conditions under which Quadrise Canada will manufacture SFOTM for Petrosonic on a long term basis. The master service agreement shall include a chemical supply agreement and delivery schedule.

(c)	The license and master service agreement including the chemical supply agreement and schedule shall be for a term of ten years, renewable on an evergreen basis for the life of the Long Term Project.

(d)	During the Long term Projects; Quadrise Canada shall have similar rights as provided under the short term Albanian Projects to: (i) receive and review information on a regular weekly basis, and (ii) access the specific project site.

(e)	Petrosonic will endeavour to engage, at commercially reasonably rates, the services of Worley Parsons, for (i) the conceptual design (often referred to as the “Design Basis Memorandum”), design of the feedstock preparation and supply facility, SFO fuel storage and handling, burners, steam generator, flue gas Desulphurization, reagent and product disposition, and any other portion of the facility directly related to the implementation of the Technology in respect of the Long Term Project, and (ii) for engineering, procurement, construction, and management services in respect of the implementation of the Technology in respect of the Long Term Project. Petrosonic shall inform Quadrise Canada if they choose not to use Worley Parsons and the reasons for the decision.

(f)	Petrosonic will be responsible for supplying the feedstock, water, natural gas, electricity, and all other utilities required for operation at its sole cost.

(g)	Petrosonic will be responsible for obtaining all necessary regulatory and environmental approvals and permits for the Trial and Testing periods and the Long Term Projects.

(h)	Quadrise Canada will own all SMUs needed to supply the required amounts of SFOTM to Petrosonic unless agreed otherwise with Petrosonic. Operating charges related to the SMUs are part of the quoted fixed monthly charge. Long term operation of the SMUs on a client site is under the supervision of Quadrise Canada, but operating labour after training are Petrosonic staff.

(i)	Petrosonic will be responsible for all operating costs related to the combustion of SFOTM.

(j)	Petrosonic shall be responsible to provide all local manpower to operate Quadrise Canada equipment. The local manpower shall be trained by Quadrise Canada staff or DenimoTech staff (subsidiary owned by Quadrise Canada).

(k)	If Petrosonic decides to expand beyond the capacity of existing Quadrise Canada equipment, it shall consult with Quadrise Canada and provide sufficient lead time for Quadrise Canada to provide the additional equipment

13.	QUADRISE CANADA FEES AND SFOTM COSTS: SFOTM manufacturing fee charged by Quadrise Canada shall be based on monthly input barrels of hydrocarbons into SMU and manufactured into SFOTM. The actual fee per barrel of SFOTM is dependent on the type of feedstock and water used which impacts the chemical concentration. At 500 barrels per day average monthly input of hydrocarbons, it is estimated, based on clean water and bitumen type feedstock, the cost will be approximately $9.00 barrel of hydrocarbon input, or $6.30 per barrel of SFOTM. If Petrosonic uses a vacuum residue or asphaltenes feedstock, the charges will increase, due to a different chemical type and higher chemical concentrations required. The volumes throughput will have an effect on the cost per barrel of SFOTM because the fixed cost component. As the volume of the throughput increases above 1000 barrels per day, the portion of the fixed costs will decrease and the amount of the fee on the barrel basis charged should be lower than $9.00 per barrel.

14.	INVOICES, PAYMENT AND ACCOUNTING; Quadrise Canada' monthly charges for manufacturing SFOTM will be based on $9.00 per barrel of hydrocarbon input, metered at the mill input flange. The $9.00 per barrel charge includes mill rental, insurance, taxes, supplies, accounting, telephone, blend master and maintenance of QCC equipment, chemicals, Akzo Nobel royalty, Worley Parsons royalty, and QCC overhead. Quadrise Canada shall provide Petrosonic with a monthly statement setting out the details of hydrocarbon throughput. Payment is due within 30 days. The chemical costs shall be invoiced and paid in advance of the chemicals being ordered. All other items shall be billed at the end of each month.

15.	EXCLUSIVITY: Quadrise Canada shall not manufacture SFO for any other parties in Albania, without the written permission of Petrosonic.

16.	PREFERRED STATUS OF PETROSONIC: In consideration of Petrosonic being a pioneer in SFOTM projects in Albania, Quadrise Canada is prepared to work with Petrosonic on terms acceptable to both parties for other applications that may reduce costs or enhance the value of Petrosonic’ s Albanian projects. These applications may include SFOTM fuelled diesel engines, transportation of hydrocarbons using SFOTM technology, and use of waste hydrocarbons in the manufacture of SFOTM.

17.	REPLACEMENT AGREEMENTS: The parties hereto have executed this MOU to provide:

(a)	in this MOU for their respective rights and obligations in respect of the Albanian Projects relating to (a) the intent to grant by Quadrise Canada to Petrosonic a license to use and combust SFOTM, (b) the manufacture of SFOTM to support Petrosonic’ s business, (c) the delivery, operation and maintenance of an SMU, and (d) other general principles that will govern the relationship between the parties; and

(b)	Certain general terms and principles to be reflected in any agreements that may be reached between the parties in respect of the Long Term Projects.

Further, the parties acknowledge that they each would like to replace this MOU with a more formal comprehensive agreement in respect of the Albanian Projects, and to that end, the parties shall use their best efforts to meet and to work diligently to prepare and execute such agreement. Quadrise Canada shall be responsible for circulating and revising various drafts of such agreement, which agreement shall include a license to use the Technology to produce bitumen emulsion and all matters incidental thereto, and any other matters deemed necessary by the parties hereto by December 31, 2012, or a date mutually agreed to. Such agreement shall reflect the terms of this MOU and shall contain the terms and conditions necessary to effect the transaction between the parties. In this regard, the parties shall cooperate and use best efforts to ensure such agreement(s) are completed, acting reasonably.

18.	DECOMISSIONING AND RETURN OF SMU: Should Petrosonic no longer require the SMU or discontinue paying the fees per throughput, Petrosonic shall ship the SMU to Calgary Alberta and pay for all costs associated with transportation and decommissioning.

19.	NON USE AND NON ANALYSIS AGREEMENTS: Petrosonic understands the exclusive and confidential nature of the chemical mixtures used as part of the emulsification process and therefore shall not conduct an analysis of the chemicals provided by Quadrise Canada to Petrosonic in respect of the Albanian Projects. In addition, the parties will enter into an agreement, on such terms as the parties may agree, which pertains to the non-analysis of such chemicals in respect of the operations on the Albanian Projects. Further, the parties will enter into an agreement, on such terms as the parties may agree, wherein Petrosonic will confirm that it will not reverse engineer or otherwise attempt to discover the confidential aspects of SFOTM.

20.	INDUSTRY GRANTS: Petrosonic and Quadrise Canada shall assist each other in completing and providing any documentation reasonably necessary to obtain grants or funding with respect to the Albanian business, provided however, that such assistance shall not materially interfere with Petrosonic’ s business. The parties agree that where a grant or funding relates to the Albanian Projects or any Long Term Project, such grant or funding shall be used for the Albanian Projects or Long Term Project in a manner approved by both parties. All other grants or funding shall be for the account of the party receiving same.

21.	NO ADDITIONAL FEES: Where the parties determine to proceed with the Long Term Project, Quadrise Canada agrees that Petrosonic shall not be subject to any additional license fees to use the Technology or use or combust SFOTM other than in respect of the monthly manufacture of SFOTM, which fees will be determined in a manner consistent with how such fees are determined in respect of the Albanian and Iraq Projects.

22.	PETROSONIC'S CO-VENTURERS: Quadrise Canada acknowledges that Petrosonic may be involved with third party co-venturers in its Albanian Projects and as a result such parties may request confidential information pertaining to the Technology which Quadrise Canada has provided to Petrosonic. Quadrise Canada shall permit Petrosonic to distribute such confidential information to those companies approved in writing by Quadrise Canada provided that such companies have first entered into a confidentiality agreement, with Quadrise Canada, in form satisfactory to Quadrise Canada, acting reasonably.

23.	FINANCING: Quadrise Canada acknowledges that Petrosonic may require financing for its operation from time to time. As a result, such financing parties may request confidential information pertaining to the Technology which Quadrise Canada has provided to Petrosonic. Quadrise Canada shall permit Petrosonic to distribute such confidential information to those companies approved in writing by Quadrise Canada provided that such companies have first entered into a confidentiality agreement, with Petrosonic, binding them to the same terms that Petrosonic is bound by. For greater clarity, the formulation of the chemicals or the mill technology, will not be made available. At Petrosonic’ s cost, Quadrise Canada is prepared to assist in such financing presentations and potential investor roadshows.

24.	NO RESTRICTION: Nothing in this MOU shall restrict Quadrise Canada from entering into negotiations or any agreement with any third party whatsoever including any negotiation or agreement pertaining to the Technology, with the exception of projects in Albania and Iraq. Nothing in this MOU shall restrict Petrosonic from entering into negotiations or any agreement with any third party whatsoever, provided however that Petrosonic shall not enter into negotiations or any agreement with a third party to produce emulsified hydrocarbons in Albania, Iraq and other countries it chooses to expand to.

25.	INTELLECTUAL PROPERTY: Quadrise Canada shall own any improvements to the Technology or SFOTM obtained by using the Technology or SFOTM at the Albanian projects or future potential projects such as those contemplated in Iraq.

26.	SALE OF PETROSONIC: In the event that Petrosonic sells all of its assets, or a portion of its assets that include the Albanian projects including the Long Term projects, to an entity, which is proven to the satisfaction of Petrosonic to be a competitor of Quadrise Canada in the area of supplying SFOTM or an equivalent fuel source to the energy industry, the licenses granted hereunder shall terminate, and all Quadrise Canada equipment shall be returned to Calgary Alberta, Canada at Petrosonic’ s sole cost.

27.	NO PARTNERSHIP: The parties hereof are independent contractors and nothing herein contained shall be construed to create a partnership between the parties. Except as expressly authorized by the terms and conditions hereof, nothing herein shall be construed to authorize a party to act as the agent of the other party, or to permit any party to act on behalf of or bind the other party.

28.	INFORMATION AND PUBLICATIONS: The parties acknowledge that the Albanian Projects are expected to generate information pertaining to the use of SFOTM and Technology on or associated with the Albanian and Iraq Projects and agree, in respect of such information, that (except as may be required by law or regulation):

(a)	except as set out herein, Petrosonic shall have the right to provide third parties access to such information and Petrosonic shall not permit any third party to access or use in any way such information without Quadrise Canada' written consent;

(b)	Quadrise Canada shall have the right to purchase from Petrosonic for the total consideration of ten dollars ($10.00) one copy of all information related to the Albanian and Iraq projects, such information includes, steam performance and emissions operating data, engineering design information and operating data related to the installation and operations of the SMU, storage, steam generator design and operation including burner details and performance data, and product disposition, including but not limited to flue gas, flue gas treatment, steam production as it pertains to the SFOTM or the Technology, for Quadrise Canada internal use; and

(c)	Quadrise Canada shall have the right to publish, jointly or independently, technical papers, articles or other academic materials relating to SFOTM or the Technology; such technical papers, articles or other academic materials may contain information relating to the operations or performance of the Albanian Projects, provided that Petrosonic has consented to the disclosure of such information, such consent not to be unreasonably withheld. If Petrosonic wishes to publish any technical papers, articles or other academic materials relating to Albanian Projects, the same terms apply

29.	REPLACEMENT AGREEMENTS: The parties hereto have executed this MOU to provide:

(a)	in this MOU for their respective rights and obligations in respect of the Albanian Projects relating to (a) the grant by Quadrise Canada to Petrosonic of a license to use and combust SFOTM, (b) the manufacture of SFOTM to support Petrosonic’ s business, (c) the delivery, operation and maintenance of an SMU, and (d) other general principles that will govern the relationship between the parties; and

(b)	Certain general terms and principles to be reflected in any agreements that may be reached between the parties in respect of the Long Term Projects.

Further, the parties acknowledge that they each would like to replace this MOU with a more formal comprehensive agreement in respect of the Albanian Projects, and to that end, the parties shall use their best efforts to meet and to work diligently to prepare and execute such agreement. Quadrise Canada shall be responsible for circulating and revising various drafts of such agreement, which agreement shall include a license to use the Technology to produce bitumen emulsion and all matters incidental thereto, and any other matters deemed necessary by the parties hereto by December 31, 2012, or a date mutually agreed to by the parties. Such agreement shall reflect the terms of this MOU and shall contain the terms and conditions necessary to effect the transaction between the parties. In this regard, the parties shall cooperate to ensure such agreement is completed without any unreasonable positions being taken.

30.	OTHER RIGHTS;

31.	LAWS: This MOU shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein (without reference to conflicts of laws principles), and the courts of Alberta, Canada shall have jurisdiction to entertain applications for injunctive relief and all other actions arising in connection with this MOU.

32.	CURRENCY: All monetary references in this MOU and the Replacement Agreements shall be Canadian currency.

33.	INSURANCE: During the term of Albanian Projects, Quadrise Canada shall obtain and maintain insurance coverage of at least Five Million ($5,000,000) Dollars in general liability and One Million ($1,000,000) Dollars in vehicle insurance.

ACCEPTED BY:

QUADRISE CANADA INC.		PETROSONIC ENERGY INC.

By:	/s/ Alfred Fischer	By:	/s/ Art Agolli

Date:	Sept 15, 2012	Date:	Sept 15, 2012

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